Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERPARFUMS, INC. REPORTS RECORD 2024 FOURTH QUARTER AND FULL YEAR NET SALES

Achieves FY2024 Net Sales of $1.45 Billion
2024 Fourth Quarter& Full Year Conference Call Scheduled for February 26, 2025

New York, New York, January 22, 2025, Interparfums, Inc. (NASDAQ GS: IPAR) (“Interparfums” or the “Company”) today announced that for the three months and full year ended December 31, 2024, net sales rose 10% to $362 million and 10% to $1.45 billion, from the same periods in 2023, respectively.

Net Sales: ($ in millions)	Three Months Ended			Year Ended
	December 31,			December 31,
	2024	2023	% Change	2024	2023	% Change
Total Interparfums, Inc.	$362	$329	10%	$1,452	$1,318	10%
European based net sales	$214	$202	6%	$953	$863	10%
United States based net sales	$149	$128	16%	$511	$456	12%
Eliminations of intercompany sales	($1)	($1)	n/a	($12)	($1)	n/a

- The average dollar/euro exchange rate for the 2024 fourth quarter was 1.07 compared to 1.08 in the 2023 fourth quarter leading to a negative 0.2% foreign exchange impact. For the full year, the average dollar/euro exchange rate was 1.08, in line with 2023.

- Eliminations of intercompany sales relate to European based operations product sales to United States based operations.

Management Commentary:

Jean Madar, Chairman & Chief Executive Officer of Interparfums, stated, “Our net sales in the final quarter of 2024 marked our best-ever fourth quarter performance, with quarterly sales growth of 10%, enabling us to achieve our 2024 sales goal of $1.45 billion.

“Our growth was broad-based across our portfolio, reflecting strong demand for our key brands. Notably, our top- performing United States based brand, GUESS, is well on its way to becoming our third largest with annual sales expected to exceed $200 million in the foreseeable future, due in part to the momentum of the fashion house and the strength of our partnership. Furthermore, our current top six brands, representing approximately 70% of our net sales, increased 5% during the fourth quarter and 4% for the full year. Our newest brands, Lacoste and Roberto Cavalli, contributed 8% to our consolidated quarterly sales growth and 9% for the full year.

“Our European based operations sales rose by 6% and 10% for the fourth quarter and full year 2024, respectively, driven by the strong performance of Jimmy Choo, addition of Lacoste, and solid execution on some of our smaller brands.

“Jimmy Choo, our largest brand, increased sales by 11% and 7% for the fourth quarter and full year 2024, respectively, attributable to the ongoing success of the I Want Choo franchise, while our second and third largest brands, Montblanc and Coach, were broadly flat against a very high base period in 2023 where sales grew by 15% and 25%, respectively.

1

“Lacoste, our newest brand for our European based operations, exceeded our expectations for its first year under our expertise, achieving $85 million in 2024 net sales.

“Also, the brands we own performed well during the fourth quarter. Despite the absence of major launches in 2024, Lanvin fragrance sales returned to growth as activities continued to normalize in Eastern Europe. Rochas fragrance sales increased primarily driven by the Citron Soleil and Orange Horizon lines, which are the first installments of the Eau de Rochas collection.”

Mr. Madar continued, “Our United States based operations sales grew by 16% and 12% for the fourth quarter and full year 2024, respectively, primarily driven by GUESS, Donna Karan/DKNY, and the addition of Roberto Cavalli.

“GUESS fragrance sales rose by 17% and 13% for the 2024 fourth quarter and full year, respectively. This was achieved due to the continued robust performance of legacy scents, plus the initial success of our new pillar, GUESS Iconic (women), extensions for Uomo Intenso (men), as well as a variety of new multi-scent collections including Amore, Elements, and Sexy Skin Metallique.

“For Donna Karan/DKNY, net sales increased by 10% and 9% for the fourth quarter and full year 2024, respectively. The sales growth was primarily accomplished through the success of Donna Karan’s four-scent Cashmere Collection, and the blockbuster launch of DKNY 24/7. As we had projected, this fashion house duo is the fifth brand in our prestige portfolio to exceed $100 million in sales.

“With regard to our Italian brands, which are managed by our United States based operations, Ferragamo and Roberto Cavalli, performed well during the fourth quarter of 2024. Ferragamo fragrance sales grew by 13% during the quarter and remained stable for the year, following 21% growth in 2023. Roberto Cavalli fragrance sales were ahead of our expectations, achieving $31 million in net sales in its first year under our management.”

Mr. Madar concluded, “While potential geopolitical and economic concerns continue to limit our 2025 visibility, thanks to the increasing demand for premium products, expanding e-commerce channels, and strong pipeline of new launches across our prestige portfolio, we are poised for 2025 to be another record-setting year.”

Guidance

Achieving the sales goal of $1.45 billion positions the Company to meet its full year 2024 earnings per diluted share target of $5.15, excluding a supplemental non-recurring, non-cash impairment charge of approximately $0.07 per diluted share, associated with our trademarks.

Interparfums will address its full year 2025 guidance alongside the release of its 2024 fourth quarter and full year consolidated financial results.

2024 Fourth Quarter and Full Year Results and Conference Call Details

The Company will issue financial results for the three months and full year ended December 31, 2024, on Tuesday, February 25, 2025, after the close of the stock market. Management will host a conference call to discuss financial results and business operations beginning at 11:00 am ET on Wednesday, February 26, 2025.

Interested parties may participate in the live call by dialing:

U.S. / Toll-free: (877) 423-9820

International:     (201) 493-6749

Participants are asked to dial-in approximately 10 minutes before the conference call is scheduled to begin.

A live audio webcast will also be available in the “Events” tab within the Investor Relations section of the Company’s website at www.interparfumsinc.com, or by clicking here. The conference call will be available for webcast replay for approximately 90 days following the live event.

2

About Interparfums, Inc.:

Operating in the global fragrance business since 1982, Interparfums, Inc. produces and distributes a wide array of prestige fragrance and fragrance related products under license agreements with brand owners. The Company manages its business in two operating segments, European based operations, through its 72% owned subsidiary, Interparfums SA, and United States based operations, through wholly owned subsidiaries in the United States and Italy.

The portfolio of prestige brands includes Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan/DKNY, Emanuel Ungaro, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, Lacoste, MCM, Moncler, Montblanc, Oscar de la Renta, Roberto Cavalli, and Van Cleef & Arpels, whose products are distributed in over 120 countries around the world through an extensive and diverse network of distributors. Interparfums, Inc. is also the registered owner of several trademarks including Lanvin and Rochas.

Forward-Looking Statements:

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as "anticipate, "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Interparfums' annual report on Form 10-K for the fiscal year ended December 31, 2023, and the reports Interparfums files from time to time with the Securities and Exchange Commission. Interparfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact Information:

Interparfums, Inc.	or	The Equity Group Inc.
Michel Atwood		Karin Daly
Chief Financial Officer		Investor Relations Counsel
(212) 983-2640		(212) 836-9623 / kdaly@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

3